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                       [LOGO AND LETTERHEAD OF CABLETEL]


                                                           For Immediate Release
                                 PRESS RELEASE

                      INTERNATIONAL CABLETEL INCORPORATED
                               COMPLETES OFFERING

     New York, New York; (February 12, 1997) -- International CableTel Incorporated (Nasdaq: ICTL) ("CableTel or the Company") announced that it completed a concurrent offering of Senior Notes Due 2007 (the "Senior Notes") and Preferred Stock with a maturity in 2009 (the "Preferred Stock"). The Company raised $400 million of gross proceeds from the offering of Senior Notes and $100 million of gross proceeds from the offering of Preferred Stock.

     The Senior Notes carry a cash-pay current coupon, while the Preferred Stock carries either a cash-pay or pay-in-kind dividend at the option of the Company during the first seven years.

     The use of proceeds of the offering will be for the construction, working capital requirements and other corporate purposes of the Company.

     The Senior Notes and the Preferred Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes and the Preferred Stock were offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and to a limited number of institutional "accredited investors" that made certain representations and agreements and outside the United States in accordance with Regulation S under the Securities Act.

                                     *****

For further information contact: Michael A. Peterson, Director-Corporate
-------------------------------
Development or Richard J. Lubasch, Senior Vice President-General Counsel at
(212)906-8440.